EXHIBIT 23.1

Date:  28 March, 2004
Our ref:  763629

Kesselman & Kesselman
PricewaterhouseCoopers
Trade Tower, 25 Hamered Street
Tel Aviv 68125 Israel

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As the independent public accountants of AM-HAL LTD, we hereby consent to the incorporation of our report, included in Form 10K , into the Company's previously filed Registration Statement (Files No. 333-61895, and No. 333-55970).

Brightman Almagor & Co.
Certified Public Accountants